Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

TRIANGLE PETROLEUM CORPORATION

FIRST: The name of the Corporation is Triangle Petroleum Corporation (hereinafter the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, in the City of Wilmington, County of New Castle. The name of its registered agent at that address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code (the “GCL”).

FOURTH: The total number of shares of stock which the Corporation shall have authority to issue is 140,000,000 shares of Common Stock, each having a par value of $0.00001 per share.

FIFTH: The name and mailing address of the Sole Incorporator is as follows:

Name	Address
Catherine D Ledyard	P.O. Box
Wilmington, DE 19801

SIXTH: The following provisions are inserted for the management of the business and the conduct of the affairs of the Corporation, and for further definition, limitation and regulation of the powers of the Corporation and of its directors and stockholders:

(1)                                 The business and affairs of the Corporation shall be managed by or under the direction of the Board of Directors.

(2)                                 In furtherance and not in limitation of the powers conferred upon it by the laws of the State of Delaware, the Board of Directors shall have the power to adopt, amend, alter or repeal the Corporation’s Bylaws. The affirmative vote of at least a majority of the entire Board of Directors shall be required to adopt, amend, alter or repeal the Corporation’s Bylaws. The Corporation’s Bylaws also may be adopted, amended, altered or repealed by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the voting power of the shares entitled to vote in connection with the election of directors of the Corporation.

(3)                                 The number of directors of the Corporation shall be as from time to time fixed by, or in the manner provided in, the Bylaws of the Corporation. Election of directors need not be by written ballot unless the Bylaws so provide.

(4)                                 Any director or the entire Board of Directors may be removed from office at any time, with or without cause, and only by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of the issued and outstanding capital stock of the Corporation entitled to vote in the election of directors.

(5)                                 No director shall be personally liable to the Corporation or any of its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) pursuant to Section 174 of the GCL, or (iv) for any transaction from which the director derived an improper personal benefit. Any repeal or modification of this Article SIXTH by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of such repeal or modification with respect to acts or omissions occurring prior to such repeal or modification.

(6)                                 Any vacancy on the Board of Directors that results from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy occurring on the Board of Directors may be filled by a majority of the Board of Directors then in office, even if less than a quorum, or by a sole remaining director. Any director elected to fill a vacancy not resulting from an increase in the number of directors shall have the same remaining term as that of his or her predecessor.

(7)                                 In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the directors are hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the provisions of the GCL, this Certificate of Incorporation, and any Bylaws adopted by the stockholders; provided, however, that no Bylaws hereafter adopted by the stockholders shall invalidate any prior act of the directors which would have been valid if such Bylaws had not been adopted.

SEVENTH: Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the GCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.

EIGHTH: The Corporation shall indemnify its directors and officers to the fullest extent authorized or permitted by applicable law, as now or hereafter in effect, and such right to indemnification shall continue as to a person who has ceased to be a director or officer of the Corporation and shall inure to the benefit of his or her heirs, executors and personal and legal representatives; provided, however, that, except for proceedings to enforce rights to indemnification, the Corporation shall not be obligated to indemnify any director or officer (or his or her heirs, executors or personal or legal representatives) in connection with a proceeding (or part thereof) initiated by such person unless such proceeding (or part thereof) was authorized or consented to by the Board of Directors. The right to indemnification conferred by this Article 8 shall include the right to be paid by the Corporation the expenses incurred in defending or otherwise participating in any proceeding in advance of its final disposition upon receipt by the Corporation of an undertaking by or on behalf of the director or officer receiving advancement to repay the amount advanced if it shall ultimately be determined that such person is not entitled to be indemnified by the Corporation under this Article 8.

The Corporation may, to the extent authorized from time to time by the Board of Directors, provide rights to indemnification and to the advancement of expenses to employees and agents of the Corporation similar to those conferred in this Article 8 to directors and officers of the Corporation.

The rights to indemnification and to the advancement of expenses conferred in this Article 8 shall not be exclusive of any other right which any person may have or hereafter acquire under this Certificate of Incorporation, the Bylaws of the Corporation, any statute, agreement, vote of stockholders or disinterested directors or otherwise.

Any repeal or modification of this Article 8 by the stockholders of the Corporation shall not adversely affect any rights to indemnification and to the advancement of expenses of a director, officer, employee or agent of the Corporation existing at the time of such repeal or modification with respect to any acts or omissions occurring prior to such repeal or modification.

NINTH: Any action which may be taken at any annual or special meeting of the stockholders may be taken without a meeting, without prior notice, and without a vote, only if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of all the outstanding capital stock of the Corporation entitled to vote on such action.

TENTH: Unless otherwise required by law, Special Meetings of Stockholders, for any purpose or purposes, may be called by either (i) the Chairman of the Board of Directors, if there be one, (ii) the President, (iii) the Secretary or (iv) any Assistant Secretary, if there be one, or shall be called by any such officer at the request in writing of (i) the Board of Directors or (ii) a committee of the Board of Directors that has been duly designated by the Board of Directors and whose powers and authority include the power to call such meetings. The ability of the stockholders to call a Special Meeting of Stockholders is hereby specifically denied.

ELEVENTH: The Corporation reserves the right, subject to any provision of this Certificate of Incorporation or the Bylaws of the Corporation, to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation. Notwithstanding the foregoing, this Article ELEVENTH, Article TENTH and sections (2), (3) and (4) of Article SIXTH may not be supplemented, amended, altered, changed, or repealed in any respect, nor may any provision inconsistent therewith be adopted, unless such supplement, amendment, alteration, change or repeal is approved by the affirmative vote of the holders of at least sixty-six and two-thirds percent (66 2/3%) of the combined voting power of the then outstanding shares of stock of all classes of the Corporation entitled to vote generally in the election of directors, voting together as a single class.

I, THE UNDERSIGNED, being the Sole Incorporator hereinbefore named, for the purpose of forming a corporation pursuant to the GCL, do make this Certificate, hereby declaring and certifying that this is my act and deed and the facts herein stated are true, and accordingly have hereunto set my hand this 27th day of November, 2012.

/s/ Catherine. D. Ledyard
Catherine D. Ledyard
Sole Incorporator